Exhibit 5.1

November 28, 2016

To:
Kamada Ltd.
Sapir St.
Kiryat Weizmann Science Park
P.O. Box 4081
Ness Ziona 74140
Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel for Kamada Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), which registers the offer and sale by the Company, from time to time, of up to $100,000,000 of its ordinary shares, par value NIS 1.0 per share (“Ordinary Shares” and the “Shares”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the audit committee of the Company dated November 22, 2016 and the board of directors of the Company (the “Board”) dated November 24, 2016 approving the filing of the Registration Statement and the actions to be taken in connection therewith; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.  We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies and the authenticity of the originals of such latter documents.  We have assumed the same to have been properly given and to be accurate.  We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of the audit committee, the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.  We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Shares may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms.  We have further assumed that at the time of the issuance and sale of any of the Shares, the terms of the Shares, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Shares, the terms of the offering thereof and related matters (the “Authorizing Resolutions”), (b) the effectiveness of the Registration Statement (including any post-effective amendments) under the Securities Act, and that such effectiveness shall not have been terminated or rescinded, (c) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (d) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to any post-effective amendment to the Registration Statement or to a Report of Foreign Private Issuer on Form 6-K, pursuant to which the Shares may be issued and sold, (e) at the time of issuance and sale of the Shares, a sufficient number of Ordinary Shares shall be authorized and available for issuance under the Articles as then in effect and that the consideration for the issuance and sale of the Shares is in an amount that is not less than the nominal (par) value of the Shares, and (f) receipt by the Company of the consideration for the Shares as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement, such Shares will be validly issued, fully paid and non-assessable.

You have informed us that you may issue the Shares from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.  We understand that prior to issuing any Shares you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Shares are to be issued (including an appropriate prospectus supplement), and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Shares.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus forming part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fischer Behar Chen Well Orion & Co.
Fischer Behar Chen Well Orion & Co.